Exhibit 99.1

GM Announces Return of Capital to Shareholders

DETROIT – General Motors Co. (NYSE: GM) announced today that its Board of Directors has authorized the reinstatement of a quarterly cash dividend on the company’s outstanding common stock at a rate of $0.09 per share. The first dividend will be paid on Sept. 15, 2022, to shareholders of record as of the close of business on Aug. 31, 2022.

GM also announced it will resume opportunistic share repurchases. This week, the Board increased the capacity under the company’s existing repurchase program to $5.0 billion of common stock, up from the $3.3 billion previously remaining under the program.

“GM is investing more than $35 billion through 2025 to advance our growth plan, including rapidly expanding our electric vehicle portfolio and creating a domestic battery manufacturing infrastructure,” said Mary Barra, GM Chair and CEO. “Progress on these key strategic initiatives has improved our visibility and strengthened our confidence in our capacity to fund growth while resuming the return of capital to shareholders.”

Recent growth milestones include:

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The largest single investment announcement in the company’s history: more than $7 billion in four Michigan manufacturing sites, including a new Ultium Cells LLC plant in Lansing, that will create 4,000 new jobs and retain 1,000

•	The launches of the GMC HUMMER EV Pickup and Cadillac LYRIQ, the first vehicles developed on GM’s Ultium Platform

•	Significant customer demand for the GMC HUMMER EV Pickup and SUV, the Cadillac LYRIQ and the Chevrolet Silverado EV

•	The first customer deliveries for the BrightDrop Zevo 600 electric delivery vehicle, with volume commitments from leading companies including FedEx, Walmart, Verizon and Merchants Fleet

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The Ultium Cells plant in Warren, Ohio is ready to come on-line this month; significant construction progress has been made at the Ultium Cells plants in Spring Hill, Tennessee, and Lansing, Michigan, which open in 2023 and 2024, respectively

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Combined, these Ultium Cells plants are expected to create 6,000 construction jobs and 5,100 operations jobs when they are at full capacity, and the location of a fourth U.S. cell manufacturing plant will be announced soon

•	The successful execution of binding agreements to secure all the battery raw material GM requires to scale EV production to more than 1 million units of annual capacity in North America by 2025

•	The historic launch of a fully driverless commercial ride share service in San Francisco by Cruise, GM’s majority-owned subsidiary

“GM’s consistently strong earnings, margins and cash flow, our investment-grade balance sheet, and the achievement of several significant milestones in our growth strategy enables us to invest aggressively to accelerate our all-electric future while also supporting the return of excess free cash flow to shareholders, aligned with our long-term capital allocation strategy,” said Paul Jacobson, GM chief financial officer.

GM suspended its quarterly dividend in April of 2020 in response to uncertainty driven by the global coronavirus pandemic.

Cautionary Note on Forward-Looking Statements: This press release contains forward-looking statements that represent our current judgment about possible future events. In making these statements we rely on assumptions and analysis based on our experience and perception of historical trends, current conditions and expected future developments as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors, both positive and negative. A list and description of these factors can be found in our Annual Report on Form 10-K and our subsequent filings with the U.S. Securities and Exchange Commission. We caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

General Motors (NYSE:GM) is a global company focused on advancing an all-electric future that is inclusive and accessible to all. At the heart of this strategy is the Ultium battery platform, which powers everything from mass-market to high-performance vehicles. General Motors, its subsidiaries and its joint venture entities sell vehicles under the Chevrolet, Buick, GMC, Cadillac, Baojun and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety and security services, can be found at https://www.gm.com.

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CONTACTS:

GM Communications Jim Cain	james.cain@gm.com Ph. 313.407.2843

Investor Relations

Ashish Kohli

ashish.kohli@gm.com

Ph. 847.964.3459

Investor Relations

Michael Heifler

michael.heifler@gm.com

Ph. 313.418.0220